Exhibit 2.6

Taiwan Liposome Co., Ltd.

(the “Company”)

Q&A of the Restructuring and Share Swap

Version Date: August 4, 2021

Table of Contents

1.	What is the Restructuring? Why proceeding with the Restructuring with a Cayman holding company?	3

2.	Why should we proceed in accordance with the aforementioned Restructuring instead of proceeding via share swap or other means of merger and acquisitions stipulated in the M&A Act?	4

3.	What is the share sale price in the IC application for Restructuring? Is the currency used in the purchase US dollars or New Taiwan dollars? Do shareholders need to provide bank accounts for the Company to handle cash flows from carrying out the Restructuring?	5

4.	Will I be able to keep Series B Special Shares or common shares of Woods Investment if I am not willing to convert my Series B Special Shares of Woods Investment?	5

5.	When will I receive the redemption price if I choose to have Woods Investment redeem my Series B Special Shares?	6

6.	Shall I go through any governmental approval procedure for approval when (1) obtaining Series B Special Shares?	6

7.	How should I proceed with the Conversion of Series B Special Shares of Woods Investment?	7

8.	What are the differences between Series B Special Shares and Series A Special Shares of Woods Investment?	8

9.	If I participate in the Restructuring by conversion of Series B Special Shares of Woods Investment into common shares, what class of shares of the Upper-Level Holding Company will I receive in the Restructuring in exchange for the common shares of Woods Investment and what are the main differences between ordinary shares of a Taiwanese company and a Cayman company?	8

10.	How many shares of the Upper-level Holding Company may I receive by sale of the shares of Woods Investment I am holding?	9

11.	What documents do I need to sign to complete the Restructuring? Is there any application or report that needs to be done after the completion of the Restructuring?	9

12.	What are the impacts on taxes regarding the Restructuring?	10

13.	Will I be able to obtain share certificate of Woods Investment or Upper-level Holding Company? How to prove that I have become a shareholder of Woods Investment or Upper-level Holding Company?	10

14.	Do I need to deliver any documents or items to complete the Restructuring?	10

15.	When will the Restructuring be completed? What is the impact on the Company’s operations if the Restructuring is not completed?	11

1.	What is the Restructuring? Why proceeding with the Restructuring with a Cayman holding company?

The company is currently undergoing a Share Swap process with Woods Investment Co., Ltd. (hereinafter referred to as the “Woods Investment”) in accordance with the Taiwan Mergers and Acquisitions Act (hereinafter referred to as the “M&A Act”). Woods Investment will issue series B special shares to Qualified Investors (as defined below) at a price of NT$100 per share (the “Series B Special Shares”) or pay cash to Non-Qualified Investors (as defined below) in exchange for all the Company’s common shares held by the Company’s shareholders (hereinafter referred to as the “Share Swap”). Upon the consummation of the Share Swap, the Company will become a wholly owned subsidiary of Woods Investment. “Qualified Investor” means (1) ROC shareholder(s) (including individual and juristic person) of the Company; and/or (2) non-ROC shareholders (including individual and juristic person) of the Company that cannot legally receive Series B Special Shares as of the commencement date of the book-closure period immediately preceding the completion date of the Share Swap. “Non-Qualified Investor” means any non-ROC shareholders (including individual and juristic person) of the Company that cannot legally receive Series B Special Shares as of the commencement date of the book-closure period immediately preceding the completion date of the Share Swap.

After the consummation of the Share Swap, termination of trading of the Company’s securities on TPEx and cessation of its public company status, Woods Investment will proceed with a restructuring with TLC BioSciences Corp. (hereinafter referred to as “TLC Cayman”), a holding company incorporated in the Cayman Islands and incorporated by the Chairman of the Board of Woods Investment for the purpose of Restructuring. It is contemplated that TLC Cayman will purchase the shares of Woods Investment from its shareholders by cash, and after Woods Investment’s shareholders receive such cash payment for selling their shares of Woods Investment (hereinafter referred to as the “Share Sale Payment”), they will subscribe for the shares of the respective upper-level holding company of TLC Cayman (“Upper-level Holding Company”) with the payment therefrom (hereinafter referred to as the “Subscription Payment”) to indirectly hold the shares of TLC Cayman (hereinafter referred to as the “Restructuring “). Upon the completion of the Restructuring, it is expected that TLC Cayman will hold 100% of the shares in Woods Investment, and the Company will continue to operate in Taiwan. Please refer to the structural chart of the group companies in Exhibit 1 after the completion of the Restructuring.

The Company decided to proceed with the Restructuring to restructure into a Cayman holding company organizational structure is because a Taiwan private company is unable to go IPO on overseas securities market such as NASDAQ due to Taiwan law requirements. A Cayman holding company holding operational companies is a common organizational structure for IPO on the overseas securities market or mergers acquisitions.

Please note that the Company has yet to receive approval from the Taipei Exchange (the “TPEx”) for the Share Swap and termination of TPEx trading of the Company’s securities from TPEx, nor has the Company yet received approval from the Securities and Futures Bureau of the Financial Supervisory Commission (the “SFB”) for cessation of its public company status, therefore, whether Woods Investment may initiate the Restructuring or not depends on when it can obtain the aforementioned approvals from TPEx and the SFB, and the timing of such approvals will also affect Woods Investment’s time schedule for the Restructuring.

Relevant schedules regarding the Share Swap and the Restructuring are briefly explained as follows:

(a)	An extraordinary general meeting will be convened for the shareholders of the Company to consider and vote on the Share Swap.

(b)	Obtain approvals for the Share Swap and termination of TPEx trading of the Company’s securities from TPEx and cessation of its public company status from the SFB.

(c)	Complete the Share Swap, terminate TPEx trading of the Company’s securities and end its public company status.

(d)	Submit the Restructuring for approval by Woods Investment’s Board of Directors.

(e)

Shareholders participating in the Restructuring convert their Series B Special Shares of Woods Investment into common shares of Woods Investment. Shareholders holding Series B Special Shares of Woods Investment who will not participate in the Restructuring will receive cash payment for redemption of their Series B Special Shares (please refer to details below).

(f)

TLC Cayman is expected to submit an application for the Restructuring to the Investment Commission of the Ministry of Economic Affairs (the “IC”) at the end of October 2021 for purchase of shares of Woods Investment. Please refer to Explanation 15 of this Q&A regarding the schedule for the IC’s review.

(g)

After obtaining the approval from the IC, TLC Cayman will purchase the Woods Investment’s shares and remit the Share Sale Payment to the bank account of Woods Investment, which will receive such payment on behalf of the participating shareholders in accordance with the irrevocable power of attorney issued to Woods Investment by the participating shareholders. Please refer to Explanation 11 of this Q&A regarding all matters related to the irrevocable power of attorney and its terms.

(h)

Woods Investment will then pay on behalf of participating shareholders the Subscription Payment to the Upper-Level Holding Company by using the Share Sale Payment received by Woods Investment on behalf of the participating shareholders from TLC Cayman deposited in Woods’ Investment’s bank account, in accordance with the irrevocable power of attorney and relevant transaction documents regarding the Restructuring.

(i)	Each Upper-Level Holding Company updates the register of members, recording participating shareholders as members of the relevant Upper-Level Holding Company.

(j)

After completing the preceding process, you will become a member of the Upper-Level Holding Company, and Woods Investment will become a subsidiary of TLC Cayman, and the Company will remain as a wholly-owned subsidiary of Woods Investment. You will indirectly hold the shares of TLC Cayman by holding the shares of the Upper-Level Holding Company.

2.	Why should we proceed in accordance with the aforementioned Restructuring instead of proceeding via share swap or other means of merger and acquisitions stipulated in the M&A Act?

TLC Cayman is a company incorporated in the Cayman Islands, so its investment or acquisition of Woods Investment needs to comply with the procedures under the Statutes for Investment by Foreign Nationals in addition to the requirements of the M&A Act.

However, in accordance with the “Letter of Representation for Cross-Border Merger and Acquisition” announced by the IC on August 25, 2017, foreign investors who is conduct a merger and acquisition of a Taiwan incorporated Company by using stock as consideration must meet certain conditions. TLC Cayman is an investment holding company which does not meet the requirements set forth in the aforementioned Letter of Representation. Accordingly, it is not possible to acquire Woods Investment in accordance with the M&A Act but instead it is necessary to conduct them via sale and purchase of existing sales and issuance of new shares. Please note that as the Restructuring will not be conducted through merger or acquisition pursuant to the M&A Act, the shareholders are not entitled to any dissenter rights under Article 12 of the M&A Act.

3.

What is the share sale price in the IC application for Restructuring? Is the currency used in the purchase US dollars or New Taiwan dollars? Do shareholders need to provide bank accounts for the Company to handle cash flows from carrying out the Restructuring?

TLC Cayman has decided to apply to the IC for purchasing shares from Woods Investment in the Restructuring at a price of NT$100 per share. As for the currency used in such purchase, TLC Cayman will apply for a reserve of original currency in the Restructuring; in other words, TLC Cayman will purchase shares of Woods Investment held by you in US dollars, and Woods Investment will also pay on your behalf in US dollars for your subscription of the new shares issued by each Upper-Level Holding Company, which does not involve a currency exchange between U.S. dollars and New Taiwan dollars. However, if the IC does not approve for TLC Cayman to reserve the original currency, the U.S. dollars paid by the TLC Cayman will be exchanged into New Taiwan dollars as the currency for the Share Sale Payment, and the Woods Investment will then exchange the currency into U.S. dollars and remit it to the account of the Upper-Level Holding Company for the Subscription Payment.

In addition, Woods Investment does not need you to provide a bank account to handle the relevant fund flows in relation to the Restructuring. As mentioned in Explanation 10 of this Q&A, you will sign an irrevocable power of attorney, appointing Woods Investment to act on your behalf to receive the Share Sale Payment from TLC Cayman and to use the amount received to make the Subscription Payment to the relevant Upper-Level Holding Company.

4.	Will I be able to keep Series B Special Shares or common shares of Woods Investment if I am not willing to convert my Series B Special Shares of Woods Investment?

According to the terms of the Series B Special Shares of Woods Investment, Series B Special Shares are convertible and redeemable special shares. Series B Special Shares shall mature one month after the issue date except for those that have been redeemed and cancelled in advance or converted into common shares by Woods Investment, and Woods Investment will redeem all of the Series B Special Shares at the issue price of the outstanding Series B Special Shares (NT$100 per share) on the maturity date of such shares without consent of holders of Series B Special Shares

Therefore, if a shareholder is not willing to convert Series B Special Shares of Woods Investment held by him or her into common shares and participate in the Restructuring, such shareholder will not be able to hold shares of Woods Investment in the future.

5.	When will I receive the redemption price if I choose to have Woods Investment redeem my Series B Special Shares?

Woods Investment will redeem all of the outstanding Series B Special Shares at the price of NT$100 per share on the maturity date without consent of holders of Series B Special Shares, so shareholders who would like to receive the redemption price do not need to take actions or complete any forms unless they want to update their bank account information currently in the stock transfer agent’s possession. You will receive the consideration of the redeemed Series B Special Shares around seven days after the maturity date of the Series B Special Shares. If you are a holder of American Depository Receipts (ADRs), the timing for distribution of the consideration of the redeemed Series B Special Shares will depend on the ADS Depositary. If approval from the IC is required for your redemption of Series B Special Shares, you will need to wait until having obtained the approval from IC before receiving the redemption consideration.

6.	Shall I go through any governmental approval procedure for approval when (1) obtaining Series B Special Shares?

If you are a Taiwanese shareholder, you do not need to obtain any additional governmental approval for receiving Series B Special Shares.

However, if you are an overseas Chinese or a foreign investor (the “Non-Taiwan Investors”), you will need to obtain the investment approval (the “FIA Approval”) from the IC in accordance with the procedures under Statute for Investment by Foreign Nationals for receiving Series B Special Shares. Please consult immediately with your agent who processed the original FIA Approval for your prior investment in the Company or your custodian bank if you invested in the Company in accordance with Regulations Governing Investment in Securities by Overseas Chinese and Foreign Nationals. Please also refer to the information published by IC on its website at https://www.moeaic.gov.tw/businessPub.view?lang=en&op_id_one=1.

If you are an ADR holder, please note that you must become the Company’s registered shareholder by cancelling your ADR and withdrawing the underlying shares before you may apply for the FIA Approval. Please also note that you must be registered with the Taiwan Stock Exchange pursuant to the Regulations governing Investment in Securities by Overseas Chinese and Foreign Nationals before you may withdraw the underlying shares. Please refer to Paragraph (2) of the ADR (Withdrawal of Deposited Securities) for the procedures for withdrawal. Please also refer to the information posted on the section of “foreign investment” on the website of Taiwan Stock Exchange at https://www.twse.com.tw/en/page/investor/foreign/01.html. Please attend to the time and documents required.

If you are a Non-Qualified Investor, which means you are unable to legally receive Series B Special Shares on the commencement date of the book closure period preceding the Share Swap Completion Date, for example, your failure to receive necessary governmental approvals you will receive only cash consideration for the Share Swap.

Please note that “Investors from Mainland China” (as such term defined in Article 3, Paragraph 2 of Regulations of Permitting Investment in Taiwan of Persons from Mainland China) cannot invest in the Company. Therefore, the Investors from Mainland China are not eligible for becoming a registered shareholder of the Company or Woods Investment. “Investors from Mainland China” is currently defined as “persons, judicial persons, associations, or other institutions from Mainland China that (1) directly or indirectly hold shares of or invest in a company from places other than Taiwan or Mainland China in the amount exceeding 30% thereof; or (2) are capable of controlling a company from places other than Taiwan or Mainland China. Please refer to the Interpretation of the Standard for Determining Whether a Third-Area Company Is an Investor of the Mainland Area published by IC at its website https://www.moeaic.gov.tw/businessPub.view?lang=en&op_id_one=1.

7.	How should I proceed with the Conversion of Series B Special Shares of Woods Investment?

According to the terms of the Series B Special Shares of Woods Investment, shareholders may notify Woods Investment at any time from the issue date to ten days prior to the maturity date (hereinafter referred to as the “Conversion Deadline”), to convert all or part of their Series B Special Shares into common shares on the conversion ratio of one Series B Special Share to one common share upon meeting the conditions as follows:

(a)	Sign and provide Application form for conversion prepared by Woods Investment;

(b)

Agree to cooperate in the Restructuring and participate in the consummation of one or more transactions to complete the Restructuring, including but not limited to signing relevant documents, such as the restructuring contract, the irrevocable power of attorney and other transaction documents of the Restructuring, and submitting relevant governmental applications; and

(c)	Obtain all necessary governmental approvals for holding common shares of the Company.

If a shareholder wishing to convert fails to provide the documents that prove the aforementioned conditions have been met after applying for such conversion before the Conversion Deadline, Woods Investment may refuse such conversion, and the Series B Special Shares held by such shareholder will be fully redeemed at the issuance price of the Series B Special Shares on the maturity date.

The Company has engaged the stock transfer agency department of SinoPac Securities Co., Ltd. to assist in the stock administration matters regarding the Share Swap, the conversion of the Series B Special Shares into common shares, and relevant shareholder services matters for the Restructuring.

The Restructuring related documents will be made available at the Company’s website at https://ir.tlcbio.com/shareholder-resources/shareholders-meeting.

8.	What are the differences between Series B Special Shares and Series A Special Shares of Woods Investment?

Woods Investment’s capital includes common shares, Series A-1 Special Shares, Series A-2 Special Shares and Series A-3 Special Shares (collectively, “Series A Special Shares”) and Series B Special Shares.

Please refer to the Articles of Incorporation of Woods Investment attached to the Share Swap Agreement (a copy included in the Handbook for the First Extraordinary General Meeting of 2021) for the issuance terms of Series A Special Shares and Series B Special Shares of Woods Investment.

In addition, holders of Series A Special Shares must pledge their shares to secure repayment obligations of the Exchangeable Note purchased by PAG Growth Lynx Holding (BVI) Limited (“PAG”) to fund the Share Swap.

9.

If I participate in the Restructuring by conversion of Series B Special Shares of Woods Investment into common shares, what class of shares of the Upper-Level Holding Company will I receive in the Restructuring in exchange for the common shares of Woods Investment and what are the main differences between ordinary shares of a Taiwanese company and a Cayman company?

There are two Upper-level Holding Companies as shown in Exhibit 1, namely Teal Sea Holding Corp. (“Cayman 1”) and Sea Crest Holding Corp. (“Cayman 2”). Each Upper-level Holding Company is a company incorporated in the Cayman Islands. Accordingly, matters regarding the exercise of shareholders’ rights are governed by the memorandum and articles of association of such company and the contracts between such company and its shareholders (if any). Holders of Series A Special Shares of Woods Investment has entered into an investment agreement. Holders of Series A-1 Special Shares of Woods Investment will enter into a Securities Holders’ Agreement with PAG before the Completion Date of the Share Swap (which is not yet signed). Please refer to Exhibit 2 for the comparison of rights and obligations of ordinary shares of Woods Investment and Cayman 2.

In the Restructuring, each shareholder of Woods Investment will receive the class of shares of the relevant Upper-level Holding Company as follows:

(a)

holders of Series A-1 Special Shares of Woods Investment will receive series A preferred shares of Cayman 1, which will be exchanged into series A-2 preferred shares of TLC Cayman at the time of PAG’s equity investment in TLC Cayman;

(b)

holders of Series A-2 Special Shares of Woods Investment will receive series A preferred shares of Cayman 2, which will be exchanged into series A-3 preferred shares of TLC Cayman at the time of PAG’s equity investment in TLC Cayman;

(c)

holders of Series A-3 Special Shares of Woods Investment will receive series B preferred shares of Cayman 2, which will be exchanged into ordinary shares of TLC Cayman immediately before an initial public offering of TLC Cayman; and

(d)

holders of common shares of Woods Investment (including common shares converted from Series B Special Shares of Woods Investment) and common shares of Wood Investment held by the designated management parties will receive ordinary shares of Cayman 2 and Cayman 1, respectively, which will be exchanged into ordinary shares of TLC Cayman immediately before an initial public offering of TLC Cayman.

(e)	All preferred shares of TLC Cayman will be automatically converted into ordinary shares of TLC Cayman upon IPO.

With respect to the Exchangeable Note purchased by PAG to fund the Share Swap, and the additional equity investment to be made by PAG, PAG will receive Series A-1 preferred shares of TLC Cayman and have the right to request redemption upon occurrence of certain events.

After the completion of the Restructuring, Series A-1 preferred shares, Series A-2 preferred shares, Series A-3 preferred shares and Series B preferred shares of TLC Cayman have the following principal rights:

(a)

Holders of series A-1 preferred shares and series A-2 preferred shares have the right of first refusal and co-sale rights when other shareholders of TLC Cayman plan to transfer their shares of TLC Cayman.

(b)	Holders of series A-1 preferred shares, Series A-2 preferred shares, Series A-3 preferred shares and Series B preferred shares have liquidation preferences over the assets of TLC Cayman.

(c)	Holders of series A-1 preferred shares, Series A-2 preferred shares, Series A-3 preferred shares and Series B preferred shares have anti-dilution rights.

(d)	Holders of series A-1 preferred shares and Series A-2 preferred shares have preemptive rights in new shares issuance and the right to appoint directors.

(e)

Cayman 1 is the issuer of the Exchangeable Note sold to PAG, so the shareholders of Cayman 1 must pledge all of their shares to PAG. In addition, holders of Series A-2 preferred shares have the obligations to advance short term loans to fund operations of the Company.

10.	How many shares of the Upper-level Holding Company may I receive by sale of the shares of Woods Investment I am holding?

For each share of Woods Investment transferred to TLC Cayman, you will receive one share of the class of the Upper-level Holding Company indicated in Explanation 9. Due to the capital increase by new investors in the future, your indirect shareholding ratio will not be the same as your direct shareholding ratio in the Company and Woods Investment.

11.	What documents do I need to sign to complete the Restructuring? Is there any application or report that needs to be done after the completion of the Restructuring?

Woods Investment has engaged a lawyer to prepare relevant transaction documents for you. First, you need to sign the Woods Investment restructuring contract and an irrevocable power of attorney. According to the Woods Investment restructuring contract, you will sell the shares of Woods Investment to TLC Cayman and subscribe to the shares of the Upper-level Holding Company. According to the irrevocable power of attorney, you will appoint Woods Investment as your agent to handle the matters stipulated in the irrevocable power of attorney.

If the IC does not approve the reserve of original currency, you may also need to fill out and sign the declaration statement of receipt of foreign exchange beforehand in order to exchange New Taiwan Dollars into US Dollars and remit them to the bank account of TLC Cayman.

If you are a company incorporated in the Republic of China, you will hold shares of the Upper-level Holding Company after the completion of the Restructuring. Therefore, you will be required to submit relevant documents to the competent authority for review within 6 months after the completion of the Restructuring in accordance with Article 9 of the “Regulations on Foreign Investment by Companies”. However, if your investment in the Upper-Level Holding Company is over NT$1,500,000,000, a prior approval is required.

12.	What are the impacts on taxes regarding the Restructuring?

We suggest you consult with your tax and legal advisors regarding the potential tax impacts arising from the Restructuring as the Company has many shareholders and their tax situations may vary.

13.	Will I be able to obtain share certificate of Woods Investment or Upper-level Holding Company? How to prove that I have become a shareholder of Woods Investment or Upper-level Holding Company?

No share certificates will be issued with respect to the shares issued pursuant to the Share Swap or the Restructuring. In other words, there will be no physical share certificates and no registration of non-physical share certificates). Your name will be listed on the registers of shareholders in each company to prove your ownership of the shares of such company. For the shares of Woods Investment, the stock transfer agent of Woods Investment will provide you with a document to show the number of shares you hold, and for the shares of the Upper-Level Holding Company, such Upper-Level Holding Company may provide you with an extract of the Register of Members that shows your name and the number of shares you hold.

14.	Do I need to deliver any documents or items to complete the Restructuring?

First of all, the irrevocable power of attorney needs to be authenticated by a notary public.

Besides the aforementioned restructuring contract, the irrevocable power of attorney, and the declaration statement of receipt of foreign exchange (if reserve of original currency is not allowed), please provide a valid passport copy of yours for incorporating your information into the Register of Members, and note that the Register of Members is in English. If you are a juridical person, you may provide your English name that is registered in the company management system of the Bureau of Foreign Trade of the MOEA.

15.	When will the Restructuring be completed? What is the impact on the Company’s operations if the Restructuring is not completed?

Since TLC Cayman is a foreign investor, the Restructuring needs to be approved by the IC beforehand in accordance with the laws. It generally takes two to three months to receive the approval from the IC starting from the application date. The closing of Restructuring may only take place after the IC’s approval. According to the current time schedule, the Restructuring is expected to be completed by the end of February, 2022.

The actual schedule may be adjusted due to the time for review by the IC and the time for signing and preparing documents and completing relevant processes.

As the Restructuring requires regulatory approvals, there is still a risk that the Restructuring may not be completed. If the Restructuring is not completed, you may continue to hold the shares of Woods Investment, and the Company’s operations will not be adversely affected.

Exhibit 1

Exhibit 2

Comparison Table for Shares of Woods Investment and Sea Crest Holding Corp.

Important Matters of Shareholders’ Equity	Conditions of Issuance for Common Shares of Woods Investment	Conditions of Issuance for Ordinary Shares of Sea Crest Holding Corp.
Right to Dividend Distribution	Yes.	Yes.

Voting Rights and Its Implementation	Eligible to exercise voting rights and may be implemented in writing or e-voting.	Eligible to exercise voting rights, which is subject to the articles of association. However, Cayman Companies Act allows exercising of voting rights in person or in writing.

Right of being elected	Eligible for being elected as directors or supervisors.	Not eligible for being elected.

Preemptive Right on New Shares	Eligible to preemptive right.	Not eligible to preemptive right.

Restriction on Share Transfer	No transfer restriction	There are restrictions on share transfer before listing. Unless the transferee is a permitted transferee, shares shall not be transferred to a third party.

Liquidation Preference	The holders of common shares will be junior to the creditors of Woods Investment and holders of special shares.	The holders of ordinary shares of Sea Crest Holding Corp. will be junior to the creditors of the Sea Crest Holding Corp. and holders of preferred shares.

Annual Shareholders’ Meeting	Shareholders’ meeting shall be held within six months after the accounting year with the financial statement being approved alongside in accordance with the Company Act.	There are no provisions regarding holding shareholders’ meeting regularly nor approving financial statements under Cayman Companies Act.

Resolution Regarding Important Matters of Shareholders’ Equity	A majority of the shareholders present who represent two-thirds or more of the total number of its outstanding shares to pass such resolutions in accordance with Article 185 of the Company Act.	Cayman Companies Act only stipulates that certain matters shall be decided upon “special resolutions”, which are amendment of articles of association, voluntary dissolution except for the reason of insolvency, and merger and consolidation.

Important Matters of Shareholders’ Equity	Conditions of Issuance for Common Shares of Woods Investment	Conditions of Issuance for Ordinary Shares of Sea Crest Holding Corp.
The term “special resolution” means two-third or more of the shareholders with voting rights agree in person or represented by a proxy, and notification of such shareholders’ meeting has been sent duly and legally with such matter being set forth that shall be decided via a special resolution. In the event of proceeding such resolution in writing, it shall be required that all shareholders with voting rights agree in writing to pass such resolution.

Capital Reduction

A company shall not cancel its shares, unless a resolution on capital reduction has been adopted by its shareholders’ meeting; and capital reduction shall be effected based on the percentage of shareholding of the shareholders pro rata in accordance with Article 168 of the Company Act.

A company reducing its capital may return share prices (or the capital stock) to shareholders by properties other than cash; the returned property and the amount of such substitutive capital contribution shall require a prior approval of the shareholders’ meeting and obtain consents from the shareholders who receive such property. The board of directors shall first have the value of such property and the amount of such substitutive capital contribution audited and certified by a certified public accountant before the shareholders’ meeting.

Cayman Companies Act allows capital reduction only if it is decided upon the special resolution of shareholders’ meeting (please see aforementioned details) and confirmed by the courts of Cayman.

Capital that has been issued shall be cancelled only when redeemed or bought back by the company in accordance with Cayman Companies Act.

A company may, subject to its article of association or shareholders’ resolution, redeem or buy back its shares. There is no provision regarding the ratio, consideration, or other relative matters of redeeming or buying back its own shares under Cayman Companies Act, and a company may include such provisions in its article of association.

Important Matters of Shareholders’ Equity	Conditions of Issuance for Common Shares of Woods Investment	Conditions of Issuance for Ordinary Shares of Sea Crest Holding Corp.
Action for Cancellation of Resolution from Shareholders’ Meeting	In case the procedure for convening a shareholders’ meeting or the method of adopting resolutions thereat is in contrary to any law, ordinance or the company’s Articles of Incorporation, a shareholder may, within 30 days from the date of adoption of the said resolution, enter a petition in the court for cancellation of such resolution.	There is no specific provision regarding petitions for cancellation of resolutions from shareholders’ meetings under Cayman laws and regulations, and companies may include such provisions regarding petition in the court or courts in other jurisdiction for due judgment in its article of association.

Action for Discharging Directors	In case a director has, in the course of performing his/her duties, committed any act resulting in material damages to the company or in serious violation of applicable laws and/or regulations, but not discharged by a resolution of the shareholders’ meeting, the shareholder(s) holding 3% or more of the total number of outstanding shares of the company may, within 30 days after that shareholders’ meeting, institute a lawsuit in the court for a judgment in respect of such matter.	There is no specific provision regarding action for discharging directors.

Important Matters of Shareholders’ Equity	Conditions of Issuance for Common Shares of Woods Investment	Conditions of Issuance for Ordinary Shares of Sea Crest Holding Corp.
Derivative Action

Shareholder(s) who has/have been continuously holding 1% or more of the total number of the outstanding shares of the company for six months or more may request in writing the supervisor of the company to institute, for the company, an action against a director of the company.

In case the supervisor fails to institute an action within 30 days after having received the request made under the preceding paragraph, then the shareholders filing such request under the preceding paragraph may institute the action for the company; and under such circumstance, the court may, at the petition of the defendant, order the suing shareholders to furnish an appropriate security. In case the suing shareholder(s) become the losing party in that lawsuit and thus causing any damage to the company, the suing shareholder(s) shall be liable for indemnifying the company for such damage.

In accordance with Cayman laws, circumstances allowing derivative actions are if (A) such conduct is illegal or exceeding the scope of authority, resulting in failure for a ratification by a meeting of shareholders afterwards; or (B) such conduct constitutes a fraud against the minority of the shareholders (such action is against major shareholders who will not connive the plaintiff to carry it out, if a derivative action is brought on upon this clause, fraudulent circumstances and the perpetrator of such illegal activities has control rights over the company shall be proved beforehand).

As long as such conduct falls into the scope of authority or could be ratify by a meeting of shareholders afterwards albeit exceeding the scope of authority, and concords with the will of the majority of shareholders, the courts in Cayman tend to not interfere internal activities or conducts of a company.